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[ENRON LOGO]                                    ENRON
                                                P.O. Box 1188
                                                Houston, TX 77251-1188

                                                NEWS RELEASE

                                                Contacts:

                                                For Oregon Electric Utility
                                                  Company
                                                Tom Imeson
                                                503-221-2012
                                                tomimeson@neilg.com

                                                For Enron
                                                Mark Palmer
                                                713-853-4738
                                                mark.palmer@enron.com

                                                For TPG
                                                Owen Blicksilver
                                                971-554-7919 (Nov. 18-19 only)
                                                516-742-5950
                                                owen@blicksilverpr.com

ENRON TO SELL PORTLAND GENERAL ELECTRIC
TO OREGON ELECTRIC UTILITY CO.

$2.35 BILLION TRANSACTION; PROCEEDS TO BE DISTRIBUTED TO ENRON CREDITORS; UTILITY TO BE OWNED BY LOCAL COMPANY BACKED BY PROMINENT INVESTORS.

For Immediate Release: Tuesday, Nov. 18, 2003

         HOUSTON/PORTLAND -- Enron and Oregon Electric Utility Company, LLC (Oregon Electric) announced today they have signed a definitive agreement under which Oregon Electric will acquire Portland General Electric (PGE) from Enron. PGE is a public electric utility, serving nearly half of Oregon's population.

         The transaction, which has been approved by the Enron Board of Directors and is supported by the Official Unsecured Creditors' Committee in the Enron bankruptcy proceeding, requires the approval of the Bankruptcy Court, which will conduct an "overbid" process to give other potential buyers an opportunity to submit superior bids. After the sale to Oregon Electric is approved by the Court, the parties will seek approval of the Oregon Public Utility Commission

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and certain federal regulatory agencies. Subject to receiving these approvals, closing is anticipated in the second half of 2004.

         The transaction is valued at approximately $2.35 billion, including the assumption of debt, with the final amount to be determined on the basis of PGE's financial performance between January 1, 2003 and closing. In return, Oregon Electric will receive 100% of the outstanding shares of PGE, giving it full control of PGE.

         "Enron and its Official Unsecured Creditors' Committee believe this transaction is the best option to deliver maximum value to our economic stakeholders," said Stephen Cooper, Enron's chief restructuring officer. "As we have said all along, we will not break up PGE. This transaction supports that commitment."

         Oregon Electric is a newly-formed entity financially backed by investment funds managed by Texas Pacific Group (TPG), one of the nation's leading private equity investment firms. Upon closing, Oregon Electric will include three prominent Northwest business and community leaders, former Oregon Governor Neil Goldschmidt, Gerald Grinstein and Tom Walsh. Oregon Electric will appoint the members of the PGE Board of Directors and these three individuals are expected to serve on the Board. PGE will retain its name, and its headquarters will remain in Portland.

         "We are very excited for Portland General to be an independent, locally based company with the backing of strong financial investors. We believe it is a solution that will work for customers, employees and the communities that depend on PGE," said Mr. Goldschmidt, who served as Governor of Oregon from 1987-1991. He was also former U.S. Secretary of Transportation under President Jimmy Carter and the former Mayor of Portland. It is expected Mr. Goldschmidt will serve as Chairman of the Board of PGE when the sale is completed.

         Gerald Grinstein is the former Chairman and CEO of Burlington Northern and former Chairman of both Delta Air Lines and Agilent Technologies. He serves on the Board of Directors of Delta Air Lines, PACCAR, Vans and The Brinks Company.

         Tom Walsh is a well-respected Oregon civic leader who is the former head of Tri-Met, the regional transit authority. He has served as chairman of the Oregon Board of Forestry and as vice chairman of the Oregon Transportation Commission. He is also a successful builder of affordable housing.

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         TPG's investors are largely institutions and a majority of its capital comes from a number of America's largest public and private pension funds, banks and insurance companies. One such investor is the Oregon Public Employees Retirement Fund (OPERS), which has been an investor in TPG funds since TPG's inception.

         "This is a terrific investment opportunity for us and for Oregon. It enables PGE to focus on providing outstanding service to its customers, while emphasizing independent operation and substantial local participation on its Board of Directors," said David Bonderman, founding partner of Texas Pacific Group.

         Peggy Fowler, Chairman and CEO of PGE, said "We're pleased to have such high quality investors who understand local concerns. We are hopeful we can work through the bankruptcy and OPUC processes to complete this transaction and bring renewed stability to PGE. In the meantime, PGE employees will continue to focus on delivering safe, reliable power to our customers." About Portland General Electric

         Portland General Electric (PGE) is a recognized leader in the utility industry with more than a century of experience delivering safe and reliable electricity. PGE serves more than 750,000 retail customers in the Northwest. The company supports the community through a variety of innovative philanthropic, volunteer and environmental stewardship efforts. Visit PGE on the web at www.portlandgeneral.com About Texas Pacific

         Texas Pacific Group, with offices in San Francisco, London and Fort Worth, TX, is a private equity investment firm. TPG has significant experience working in regulated industries including airlines, financial services and healthcare. Since its founding in 1993, TPG has invested in more than 50 companies, of which it continues to own more than 30. These companies have combined revenues of more than $32 billion and employ more than 225,000 employees.

About Enron

         Enron's Internet address is www.enron.com

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